UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 7, 2014

DARLING INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-13323	36-2495346
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

251 O’CONNOR RIDGE BLVD., SUITE 300, IRVING, TEXAS	75038
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 717-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 7, 2014 (the “Closing”), Darling International Inc., a Delaware corporation (the “Company”), completed its acquisition of all of the shares of VION Ingredients International (Holding) B.V., VION Ingredients Germany GmbH, and 60% of Best Hides GmbH (collectively, the “VION Companies”), pursuant to a Sale and Purchase Agreement dated October 5, 2013, as amended, by and between the Company and VION Holding N.V., a Dutch limited liability company (“VION”). The VION Companies directly or indirectly own all of the shares of the subsidiaries in VION’s Ingredients business division as well as its existing interests in various operating joint ventures (collectively, “VION Ingredients”). VION Ingredients is a worldwide leader in the development and production of specialty ingredients from animal origin for applications in food, pharmaceuticals, pet food, feed, fuel, bioenergy and fertilizer.

The purchase price for the transaction was approximately €1.6 billion in cash. The purchase price was financed through (i) borrowings under the Company’s senior secured revolving credit facility and term loan facilities; (ii) proceeds from the Company’s recent $874 million public common stock offering; and (iii) proceeds from the previously announced private offering of $500 million aggregate principal amount of the Company’s 5.375% unsecured senior notes due 2022. Credit facilities were provided by (a) JPMorgan Chase Bank, N.A. (“JPMorgan”) and Bank of Montreal, acting under its trade name BMO Capital Markets (“BMO”), with respect to a $1.0 billion revolving facility and a $350 million term loan A facility and (b) JPMorgan, BMO and Goldman Sachs Bank USA with respect to a $1.3 billion term loan B facility.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon the Closing, the Board of Directors of the Company (the “Board”) elected Dirk Kloosterboer as a member of the Board and appointed him as the Chief Operating Officer of the Company. Additionally, Mr. Kloosterboer was appointed to the office of Chief Executive Officer of Darling International Netherlands B.V., a wholly owned subsidiary of the Company (“Darling B.V.”), and to serve as a managing director of Darling B.V.

Mr. Kloosterboer, age 59, has worked for VION Ingredients and/or its legal predecessors since August 1, 1984. Mr. Kloosterboer has served as a statutory director of VION, the director of VION Ingredients, since July 1, 2006. Since January 1, 2008, Mr. Kloosterboer has been employed as the Chief Operating Officer of VION Ingredients. During the same period, he has also served as the Vice Chairman of VION and was the Chief Executive Officer of VION from July 9, 2012 through January 9, 2013.

Mr. Koosterboer currently has an employment agreement with VION Ingredients. It is anticipated that the employment agreement will be amended in connection with the Closing and the appointments noted above.

Item 8.01	Other Events.

On January 8, 2014, the Company issued a press release announcing the completion of the acquisition of VION Ingredients. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated January 8, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARLING INTERNATIONAL INC.

Date: January 8, 2014	By:	/s/ John F. Sterling
John F. Sterling
Executive Vice President and
General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated January 8, 2014.